r77d.txt


PIMCO Equity Series

Supplement Dated September 14, 2012 to the
PIMCO EqS Long/Short Fund - Institutional Class, Class P,
Administrative Class and Class D Prospectus (dated
March 5, 2012) and PIMCO EqS Long/Short Fund - Class
A, Class C and Class R Prospectus (dated March 5, 2012)
(each a "Prospectus"), each as supplemented from time to time

Disclosure Related to the PIMCO EqS Long/Short Fund (the
"Fund")

 	Effectively immediately, the following sentence is added as the second sentence of the fifth paragraph in the "Principal
Investment Strategies" section of the Fund's "Fund Summary" in each Prospectus:

The Fund may also invest in real estate investment trusts.

	In addition, effective immediately, the following disclosure is added to the "Principal Risks" section of the Fund's "Fund Summary" in each Prospectus:

Real Estate Risk: the risk that a Fund's investments in Real Estate Investment Trusts ("REITs") or real estate-linked derivative instruments will subject the Fund to risks similar to those associated with direct ownership of real estate, including losses from casualty or condemnation, and changes in local and general economic conditions, supply and demand, interest rates, zoning laws, regulatory limitations on rents, property taxes and operating expenses. A Fund's investments in REITs or real estate-linked derivative instruments subject it to management and tax risks

	Further, effective immediately, the following disclosure is added to the "Description of Principal Risks" section of each
Prospectus:

Real Estate Risk

If the Fund invests in real estate investment trusts ("REITs") or real estate-linked derivative instruments it will be subject to risks similar to those associated with direct ownership of real estate, including losses from casualty or condemnation, and changes in local and general economic conditions, supply and demand, interest rates, zoning laws, regulatory limitations on rents, property taxes and operating expenses. An investment in a REIT or a real estate-linked derivative instrument that is linked to the value of a REIT will also be subject to additional risks, such as poor performance by the manager of the REIT, adverse changes to the tax laws or failure by the REIT to qualify for tax-free pass-through of income under the Internal Revenue Code of 1986 as amended (the "Code"). In addition, some REITs have limited diversification because they invest in a limited number of properties, a narrow geographic area, or a single type of property. Also, the organizational documents of a REIT may contain provisions that make changes in control of the REIT difficult and time-consuming.

Investors Should Retain This Supplement For Future
Reference

PES_SUPP1_091412